Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Third Quarter and Nine Month Financial Results

The Company achieved record net sales and record net income for the first nine months of the year despite the adverse impact of Hurricanes Harvey and Irma on third quarter 2017 results

FORT LAUDERDALE, Fl., November 14, 2017 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its third quarter 2017 and first nine months of 2017 financial results.

For the nine months ended September 30, 2017, net income was approximately $2.31 million, compared to $1.64 million for the first nine months of 2016, an increase of approximately $700,000 or 40.5%. Net income for the nine months ended September 30, 2017 constituted the highest first nine months net income in the Company’s history.

Earnings per share for the first nine months of 2017 were $0.25 compared to $0.18 for the same period in 2016.

The Company also reported record net sales for the nine months ended September 30, 2017. For the first nine months of 2017, net sales were $29.95 million, as compared to $27.68 million for the same period of 2016, an increase of approximately 8.2%.

For the three months ended September 30, 2017, net income was approximately $854,000, compared to approximately $1.53 million for the third quarter of 2016, a decline of approximately $675,000 or 44%. Earnings per share for the third quarter of 2017 were $0.09, compared to $0.17 during the same period in 2016.

Net sales for the three months ended September 30, 2017 were approximately $11.65 million, compared to approximately $12.21 for the same period in 2016, a decline of approximately $424,000 or 3.5%

(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
NET SALES	$11,652	$12,207	$29,946	$27,682
PRE-TAX INCOME	$1,259	$2,203	$3,399	$2,379
NET INCOME	$854	$1,528	$2,310	$1,644

EPS - BASIC & DILUTED	$0.09	$0.17	$0.25	$0.18
DIVIDENDS PER COMMON SHARE	-	-	$0.06	$0.06

Peter Dornau, the Company’s President and CEO, commented: The third quarter sales were adversely affected by Hurricane Harvey and Hurricane Irma, which caused some of our customers in the Houston metropolitan area and in numerous Florida locations to temporarily close retail and warehouse/distribution operations. Moreover, some shipments of our products in these areas were delayed because trucking companies that we utilize to ship our products gave priority to relief efforts in support of victims of the hurricanes. On a positive note, the Company had increased sales of its Odor Star®/Performacide® products in the affected hurricane areas. We believe that demand for these products, increased use in homes and commercial restoration as a result of damage caused by the hurricanes. The sales of Odor Star®/Performacide® products offset a portion of the third quarter 2017 sales decrease. The Company also donated our chlorine dioxide disinfectant and sanitizer products (Performacide®) to organizations active in the cleanup efforts, to kill mold, mildew and odors in houses and businesses”.

Mr. Dornau continued: “Despite the challenges presented by the hurricanes, we achieved the highest first nine months net sales and net income in the Company’s 44-year history. Our nine month financial results reflect the strong sales growth of our Star brite® and Star Tron® branded products in the marine sector of our business. Our results also reflect lower operating expenses during the first nine months of 2017 as compared to the same period in 2016, principally due to a decline in legal expenses. During the 2016 period, we incurred legal expenses of approximately $1.13 million in connection with a lawsuit that is now concluded.”

Mr. Dornau continued: “The combination of higher sales volume, higher gross profit and lower operating expenses resulted in record operating income of approximately $3.4 million during the nine months ended September 30, 2017, a 42.1% increase as compared to the nine months ended September 30, 2016.”

Mr. Dornau concluded: “The 84,000-sq. ft. expansion of our manufacturing and distribution facilities in Montgomery, Alabama is expected to be completed in the first quarter of 2018, positioning us well for anticipated increased sales of our Performacide® products in addition to both Star Tron® and Star brite® branded products in 2018 and beyond.”

Jeffrey Barocas, Chief Financial Officer of the Company, commented: “The financial condition of the Company continues to be strong. At September 30, 2017, the Company had approximately $4.7 million in cash, $1.3 million for operations and $3.4 million for capital expansion. In the third quarter of 2017, we completed long term financing derived from the issuance of a $4.5 million industrial development bond. Our obligations to fund repayment of the bond effectively bear an annual interest rate of approximately 3%. In addition, we renewed our revolving line of credit, which increased from a maximum amount of $4 million to a maximum amount of $6 million. Currently, the Company does not have any outstanding borrowings under the line of credit. As a result of these financings, the Company is well positioned for continued growth. Our current ratio is strong at 4.7:1 at September 30, 2017.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Performacide®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company’s web sites are: www.oceanbiochem.com; www.starbrite.com; www.startron.com; and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, the anticipated completion of expansion of our manufacturing and distribution facilities in Montgomery, Alabama during the first quarter of 2018 and anticipated increased sales of Star Tron® and Star brite® branded products forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated delays in construction of additions to our manufacturing and distribution facilities in Montgomery, Alabama; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2016.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

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